Exhibit 10.1

OMNIBUS SEPARATION AGREEMENT

This OMNIBUS SEPARATION AGREEMENT (this “Agreement”), dated as of November 6, 2020 (the “Effective Date”) is entered into by and between QSAM Biosciences, Inc. (f/k/a Q2Earth, Inc.), a Delaware corporation (“QSAM”), and Earth Property Holdings LLC, a Delaware limited liability company (“EPH”).

WHEREAS, the Board of Directors of QSAM previously authorized a strategic plan for 2020 which is comprised of: (1) securing new technologies and business opportunities in the broader biosciences sector; and (2) significantly reducing debt and liabilities of the Company and eliminating under-performing assets and agreements. The successful results of these actions are intended to attract new capital to fund long term growth opportunities for QSAM; and

WHEREAS, on April 20, 2020, QSAM’s wholly-owned subsidiary, QSAM Therapeutics Inc. (the “Subsidiary”) signed a Patent and Technology License Agreement and Trademark Assignment with IGL Pharma Inc. (“IGL”) to provide QSAM with all rights to the radiopharmaceutical Samarium-153 DOTMP (the “New Technology”), as well as other rights including the ability to license other IGL technologies; and

WHEREAS, the Board of Directors of QSAM have approved the company’s strategy to focus entirely on the New Technology in its forward looking plans, and in connection with such strategy, have approved the employment agreements and equity plan for new management of QSAM, which are due to take effect on November 1, 2020; and

WHEREAS, the parties have agreed to terminate other contractual obligations and rights between the parties, and to transfer certain intellectual property, as more fully set forth herein, so that moving forward, QSAM will pursue the opportunity presented by the New Technology and other technologies in the biosciences sector (the “New QSAM Business”), and EPH will pursue opportunities in the compost and soil health sector (the “EPH Business”).

NEW THEREFORE, for good and valuation consideration, the parties agree as follows:

1.	Termination of Management Agreement and Release of Employees. On the Effective Date, the Management Agreement, dated January 18, 2019, as amended, between EPH and QSAM (then Q2Earth) shall be terminated by mutual agreement of the parties.

a.	In lieu of any severance or other termination payments due thereunder, EPH shall release QSAM from a total of $993,984.71 in liabilities, inclusive of advanced management fees and the multiple Promissory Notes, including accrued and unpaid interest, as set forth in Schedule 1.a. Such Promissory Notes shall be retired and no longer enforceable. QSAM shall issue 521,364 shares of common stock to an affiliate of EPH in full and final payment of an additional $114,700 in notes payable to that party.

a.	Upon termination of the Management Agreement, the current officers and employees of QSAM shall be released from any non-competition, non-solicitation or other restricted covenant pursuant to their respective Employment Agreements. Such employees shall be able to sign new employment agreements with EPH, and shall be allowed to take to EPH all work product, inventions and other intellectual property pertaining to the EPH Business developed by them during their employment with QSAM or used by QSAM either under the Management Agreement or otherwise. The employees shall also be allowed to retain any computers personally used by them, and all files pertaining to the EPH Business.

2.	Use of Q2Earth Name. As of the Closing Date, EPH shall have the right in its sole discretion to use the name “Q2Earth” in all jurisdictions of the United States and worldwide. EPH shall have the right, in its sole discretion, to amend its Certificate of Formation to change its name to Q2Earth LLC, or such other similar name, and Q2 shall provide all required releases/waivers required for such filing with the State of Delaware. The parties will work together to develop new web sites and other social media or online presences, and to direct online traffic to properly find and access these new web sites.

3.	Transfer of License. QSAM shall transfer to EPH the License Agreement with Agrarian Technologies LLC and Mulch Masters Inc. for the ABS product and all associated knowhow, trade secrets and trademark/service marks (the “ABS License”). Additionally, QSAM shall transfer to EPH the Distributorship Agreement, dated June 1, 2019, with Senn, Senn & Senn LLC (the “Senn Agreement”). QSAM shall use all reasonable means to obtain consents for these transfers from the appropriate parties, and EPH hereby agrees to assume all responsibilities, obligations and rights under each of the ABS License and Senn Agreement.

4.	Other Legacy Debt and Tax Returns.

a.	Prior to the Effective Date, QSAM received a Payroll Protection Program loan of $142,949. The parties will work together to file all necessary paperwork to qualify and receive loan forgiveness.

b.	QSAM agrees that up to $175,000 in funds raised in the next round of financing, will be used toward legacy debt and liability payments, in such amounts and to such parties as determined by the prior QSAM management, and as represented by Christopher Nelson. Such funds will be made available proportionately if and when QSAM raises its initial $1.25 million.

c.	EPH agrees to assist QSAM in preparing and filing all federal tax returns that remain unfiled as of the Effective Date for QSAM. All reasonable third party expenses for such tax preparation and filing will be paid by EPH.

5.	Representations. The parties hereby represent to the other the following:

a.	QSAM represents and warrants to EPH that as of the Effective Date: (i) QSAM is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted; (ii) this Agreement and the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of QSAM and all necessary actions have been taken in accordance with appropriate law; (iii) no shareholder vote or action is required to effectuate this transaction in accordance with appropriate law and regulations (iv) this Agreement has been duly executed and delivered by QSAM and constitutes the valid and binding obligations of QSAM enforceable in accordance with its terms; (v) the execution and delivery of the Agreement by QSAM, and the consummation by QSAM of the other transactions contemplated by this Agreement do not and will not conflict with or result in a breach by QSAM of any of the terms or provisions of, or constitute a default under (a) QSAM’s formation documents or bylaws, each as currently in effect, (b) any indenture, mortgage, deed of trust, or other material agreement or instrument to which QSAM is a party or by which it or any of its properties or assets are bound, or (c) any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal, state or foreign regulatory body, administrative agency, or other governmental body having jurisdiction over QSAM or any of QSAM’s properties or assets; (d) no further authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders or any lender of QSAM is required to be obtained by QSAM; and (e) there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of QSAM, threatened against or affecting QSAM before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a material adverse effect on QSAM or which would adversely affect the validity or enforceability of, or the authority or ability of QSAM to perform its obligations.

b.	EPH represents and warrants to QSAM that as of the Effective Date: (i) EPH is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted; (ii) this Agreement and the transactions contemplated hereby have been duly and validly authorized by EPH and all necessary actions have been taken; (iii) this Agreement has been duly executed and delivered by EPH and constitutes the valid and binding obligations of EPH enforceable in accordance with its terms; (vi) the execution and delivery of the Agreement by EPH, and the consummation by EPH of the other transactions contemplated by this Agreement do not and will not conflict with or result in a breach by EPH of any of the terms or provisions of, or constitute a default under (a) EPH’s formation documents or bylaws, each as currently in effect, (b) any indenture, mortgage, deed of trust, or other material agreement or instrument to which EPH is a party or by which it or any of its properties or assets are bound, or (c) any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal, state or foreign regulatory body, administrative agency, or other governmental body having jurisdiction over EPH or any of EPH’s properties or assets; (d) no further authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders or any lender of EPH is required to be obtained by EPH; and (e) there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of EPH, threatened against or affecting EPH before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a material adverse effect on EPH or which would adversely affect the validity or enforceability of, or the authority or ability of EPH to perform its obligations.

6.	Indemnification. Each Party hereto hereby agrees to indemnify, defend and hold harmless the other Party, their respective officers, directors, members, employees and agents from and against any and all claims, damages, demands, diminution in value, losses, liabilities, actions, lawsuits and other proceedings, judgments, fines, assessments, penalties, and awards, and costs and expenses (including reasonable attorneys’ fees), whether or not covered by insurance, arising from or relating to (a) any material breach of this Agreement, (b) any acts or omissions conducted in bad faith or gross negligence by the other Party or officers, directors or employees to the extent that such is not paid or covered by the proceeds of insurance, or (c) any claims made by the shareholders, debtholders or other constituents of one Party against the other Party. The provisions of this Section shall survive termination or expiration of this Agreement. The defending Party shall immediately notify the other Party of any lawsuits or actions, or any threat thereof, that are known or become known to the first Party that might adversely affect any interest of such Party whatsoever.

7.	Dispute Resolution. In the event that any disagreement, dispute or claim arises among the Parties hereto with respect to the enforcement or interpretation of this Agreement or any specific terms and provisions hereof or with respect to whether an alleged breach or default hereof has or has not occurred (collectively, a “Dispute”), such Dispute shall be resolved by final, confidential, and binding arbitration (the “Arbitration”). The Arbitration shall be settled in Wilmington, Delaware in accordance with the then prevailing rules of the American Arbitration Association for commercial disputes. The arbitrator shall have the power only to interpret and apply this Agreement, and shall have no power to alter or modify any express provisions of this Agreement or to make any award which by its terms affects any such alteration or modification. The arbitrators may not award punitive, exemplary, incidental or consequential damages, and the parties hereby irrevocably waive any claims(s) to such damages in disputes that are subject to this arbitration provision. The result of the arbitration will be final and binding on the parties, and judgment upon any award rendered by the arbitrators may be entered by any court having jurisdiction therein. The parties hereby agree not to appeal the result of the arbitration. The procedures set forth herein shall not preclude a party from seeking injunctive relief or other provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The Parties to the Dispute shall share the expenses of the arbitrator and the other costs of arbitration on a pro rata basis.

8.	Public Statements. Each Party agrees that it and its Affiliates will not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other Party, which will not be unreasonably withheld, conditioned or delayed, but after having received such approval, a Party may thereafter disclose freely any information contained in such approved release or public statement without any need for further approval, except as may be required by Law.

9.	Directors’ and Officers’ Indemnification. For a period of not less than six (6) years from the Effective Date, QSAM will use its commercially reasonable efforts to cause it to exculpate, indemnify, advance expenses to and hold harmless all of its past and present directors and officers for any acts or omissions occurring at or prior to the Effective Date, subject to the liabilities or obligations of EPH pursuant to the terms of this Agreement. In the event that any claim for indemnification or advancement of expenses is asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses will continue until such claim is disposed of or all orders, injunctions, judgments, decrees or rulings of any Governmental Authority in connection with such claim are fully satisfied. This 9Section 10 will survive the closing, and is expressly intended to be for the benefit of, and enforceable by, each of the former or present directors and officers of QSAM as of prior to the Effective Date and their respective heirs and legal representatives. In the event that QSAM, or any of its successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any entity, then, in each such case, proper provision will be made so that the successors and assigns of QSAM will expressly assume and succeed to the obligations set forth in this Section 10.

10.	Mutual Release. EPH and QSAM, on behalf of themselves, and their respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date, including, without limitation:

a.	any and all claims relating to or arising from the Employment Agreements or prior management’s employment or Board relationship with QSAM and the termination of that relationship;

b.	any and all claims relating to, or arising from, such party’s right to purchase, or actual purchase of shares of stock or conversion of debt into shares of stock of QSAM, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; and

c.	any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion.

d.	Such mutual release shall not apply to claims arising out of or in connection with this Agreement, or matters that arise from actions that occur after the Effective Date.

11.	Counterparts. This Agreement, which may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of the signature page hereof will be deemed to be an executed original thereof.

12.	Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

13.	Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

14.	No Reliance. Both Parties acknowledge and agree that the other Party and its officers, directors, members, managers, representatives or agents have not made any representations or warranties to the other Party or any of its officers, directors, representatives, agents or employees except as expressly set forth in this Agreement.

15.	Amendments. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by both parties hereto.

16.	Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer, or by facsimile (with successful transmission confirmation), (ii) the earlier of the date delivered or the third Business Day after deposit, postage prepaid, in the United States Postal Service by certified mail, or (iii) the earlier of the date delivered or the third Business Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the addresses on the signature page (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto)

17.	Successors and Assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by a Party hereunder may not be assigned to a third party, including its affiliates, in whole or in part, without the need to obtain the other Party’s consent thereto, which shall not be unreasonably withheld.

18.	Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

19.	Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the Party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

20.	Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

21.	Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Omnibus Separation Agreement to be duly executed as of the Effective Date.

QSAM BIOSCIENCES, INC.

By:	/s/ Douglas Baum
Name:	Douglas Baum
Title:	Chief Executive Officer

EARTH PROPERTY HOLDINGS LLC

By:	/s/ C. Thomas Paschall
Name:	C. Thomas Paschall
Title:	Class A Manager

Schedule 1.a. – Intercompany Debt

Redacted.